Inhibrx Biosciences Announces Loan Agreement with Oxford Finance

San Diego, CA, January 13, 2025 /PRNewswire/ -- Inhibrx Biosciences, Inc. (“Inhibrx” or the “Company”) (Nasdaq: INBX), a biopharmaceutical company with two programs in ongoing clinical trials, today announced it entered into a loan and security agreement (the “LSA”) with Oxford Finance LLC (“Oxford”, together with certain of its affiliates party thereto, the “Lenders”), pursuant to which the Lenders provided a five-year term loan facility for up to $150 million (the “Credit Facility”).
“This enables us strategic flexibility post data readouts expected later this year for our INBRX-109 and INBRX-106 programs,” said Kelly Deck, Chief Financial Officer of Inhibrx. “Oxford has been a great partner to Inhibrx throughout its evolution as a company and we are pleased to continue the relationship.”
“We are proud to further our long-standing partnership with Inhibrx,” said Christopher Herr, Senior Managing Director at Oxford. “The INBRX-109 and INBRX-106 programs have shown highly promising clinical results, and we look forward to supporting Inhibrx as it advances its pipeline and further develops these innovative therapies.”
The Credit Facility closed on January 13, 2025 (the “Closing Date”). Pursuant to the LSA, the Company received an initial Term Loan of $100 million funded on the Closing Date. An additional $50 million may be made available at the Company’s request and subject to the Lenders’ discretion. The repayment schedule provides for interest-only payments until March 2028. As part of the agreement, Inhibrx also issued to the Lenders warrants to purchase an aggregate of 140,741 shares of Inhibrx’s common stock, which is equal to 2% of the value of the initial term loan divided by a strike price of $14.21 per share. Additional warrants will become issuable in connection with any additional funding by the Lenders.
About Inhibrx Biosciences, Inc.
Inhibrx Biosciences is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates. Inhibrx Biosciences utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. Inhibrx Biosciences was incorporated in January 2024 as a direct, wholly-owned subsidiary of Inhibrx, Inc. Prior to the sale of Inhibrx, Inc. and the INBRX-101 program to Sanofi S.A., Inhibrx Biosciences acquired certain corporate infrastructure and other assets and liabilities through a series of internal restructuring transactions effected by Inhibrx, Inc. Inhibrx, Inc. also completed a distribution to holders of its shares of common stock of 92% of the issued and outstanding shares of Inhibrx Biosciences. Following such transactions, Inhibrx Biosciences’ current clinical pipeline of therapeutic candidates includes ozekibart (INBRX-109) and INBRX-106, both of which utilize multivalent formats where the precise valency can be optimized in a target-centric way to mediate what we believe to be the most appropriate agonist function. Both programs have key data readouts expected in 2025. For more information, please visit www.inhibrx.com.

About Oxford Finance LLC
Oxford Finance LLC is a specialty finance firm providing senior secured loans to public and private life sciences, healthcare services, healthtech, business services and SaaS companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to over 700 companies, allowing borrowers to maximize their equity by leveraging their assets. Since 2002, Oxford has originated more than $14 billion in loans. Oxford is headquartered in Alexandria, Virginia, with additional offices serving the greater San Diego, San Francisco, Boston and New York City metropolitan areas. For more information, visit https://oxfordfinance.com.
Forward-Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx's current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: the financial capacity available under the Credit Facility, including the potential for Inhibrx to draw down an additional $50 million and the issuance of warrants associated with such draw down, future clinical development of Inhibrx’s therapeutic candidates, including statements regarding the timing of future data readouts, and evaluations and judgments regarding Inhibrx’s strategic flexibility, cash position and balance sheet. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx's business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; its ability to raise funds needed to satisfy its capital requirements, which may depend on financial, economic and market conditions and other factors, over which it may have no or limited control; developments relating to its competitors and industry; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Registration Statement on Form 10, as amended (File No. 001-42031), its Registration Statement on Form S-1, as amended and supplemented from time to time (File No. 333-280127), and its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K as filed from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Investor and Media Contact:
Kelly Deck, CFO
ir@inhibrx.com
858-795-4260